Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-116985) pertaining to the Stock Acquisition Rights (No. 1), Form S-8 (No. 333-126203) pertaining to the Stock Acquisition Rights (No. 2) and Form S-8 (No. 333-134590) pertaining to the Stock Acquisition Rights (No. 3) of Nomura Holdings, Inc. of our report dated June 28, 2006, with respect to the consolidated financial statements of Nomura Holdings, Inc. included in its Annual Report (Form 20-F) for the year ended March 31, 2006.

/s/    ERNST & YOUNG SHINNIHON

Tokyo, Japan

June 29, 2006